EX-35 (f)


[LOGO] WELLS FARGO


Corporate Trust Services
MAC N2630-011
7080 Samuel Morse Drive
Columbia, MD 21046
410 884-2000


Wells Fargo Bank, N.A.


October 31, 2007


Bear Stearns Commercial Mortgage Sec Inc.
383 Madison Ave
New York, NY 10179

Attn: Christopher Hoeffel

RE: Annual Statement As To Compliance for Bear Stearns Commercial Mortgage Securities Trust 2006-TOP22

Per Section 13.9 of the Pooling and Servicing Agreement, dated as of 04/01/2006, the undersigned Officer of Wells Fargo Bank, N.A., (Paying Agent), hereby certifies the following for the 2006 calendar year or portion thereof:

(A) a review of such Certifying Servicer's activities during the preceding calendar year or portion thereof and of such Certifying Servicer's performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer's supervision and


(B) to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof.

Certified By:
/s/ Judy Rishel
Judy Rishel
Vice President


Certified By:
/s/ Gordon Johnson
Gordon Johnson, Assistant Secretary